Exhibit 99.1

Menlo Therapeutics Announces Results from Two Phase 3 Clinical Trials of Serlopitant for the Treatment of Pruritus Associated with Prurigo Nodularis

Conference call today at 8.30am EDT

BRIDGEWATER, New Jersey, April 06, 2020 -- Menlo Therapeutics Inc. (Nasdaq: MNLO) (“Menlo” or the “Company”), a biopharmaceutical company focused on developing and commercializing proprietary therapies to address unmet needs in dermatology, today announced top line results from two Phase 3 clinical trials evaluating the safety and efficacy of once daily oral serlopitant for the treatment of pruritus (itch) associated with prurigo nodularis (PN), studies MTI-105 and MTI-106. Study MTI-105 enrolled 285 patients in the US and study MTI-106 enrolled a total of 295 patients from Germany, Poland and Austria. Patients were randomized 1:1 to either serlopitant 5mg or placebo treatment.

Study MTI-105 and Study MTI-106 did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. In study MTI-105, 26.45% of patients in the serlopitant group achieved a 4-point or greater improvement on the worst-itch numeric rating scale, or WI-NRS, at week 10 compared to baseline (primary efficacy endpoint) vs. 20.31% of patients treated with placebo (p=0.229). In study MTI-106, 25.90% of patients in the serlopitant group achieved a 4-point or greater improvement on the WI-NRS at week 10 compared to baseline (primary efficacy endpoint) vs. 18.95% of patients treated with placebo (p=0.158). Results for all supportive sensitivity analyses for the primary endpoint were comparable to the primary analyses for both studies.

“Menlo undertook a robust Phase 3 program to investigate serlopitant as a potential treatment for pruritis associated with PN. While the data showed a numerical advantage for serlopitant compared with placebo on the primary endpoint, the difference was not statistically significant,” said David Domzalski, Chief Executive Officer of Menlo Therapeutics Inc. “We will thoroughly analyze these data to better understand the outcome but, at this point, we do not intend to further pursue serlopitant. I would like to thank the patients and their families, as well as physicians and other healthcare professionals, who participated in these studies.”

“Despite this news, we remain focused on building a successful franchise in dermatology and leveraging our infrastructure to expand our pipeline,” added Mr. Domzalski. “We launched AMZEEQ as a treatment for moderate-to-severe acne at the beginning of the year and are very encouraged by positive reception so far from both physicians and patients. FMX103, which is our 1.5% minocycline foam for the treatment of papulopustular rosacea, is currently under review at the FDA and has been assigned a target PDUFA action date of June 2, 2020. If approved, this product will be our second commercial launch in 2020. Additionally, our Phase 2 study for FCD 105, our combination product containing minocycline plus the retinoid adapalene remains on track for the data readout later this quarter.”

On March 9, 2020, Menlo completed its merger transaction with Foamix Pharmaceuticals Ltd. (“Foamix”) pursuant to which Foamix became a wholly-owned subsidiary of Menlo. In the merger, Foamix shareholders received 0.5924 shares of Menlo common stock for each share of Foamix held at the closing, plus a contingent stock right (CSR) that would convert into additional shares of Menlo common stock if both results of the Phase 3 trials of serlopitant for pruritus associated with PN were not positive. In the case of mixed results where one trial was positive but the other trial was not, each CSR would convert into an additional 0.6815 shares of Menlo stock, such that the legacy Foamix shareholders would own approximately 76% of Menlo’s outstanding stock as of the closing. If both Phase 3 clinical trials were not positive, each CSR would convert into an additional 1.2082 shares of Menlo, such that the legacy Foamix shareholders would own approximately 82% of the outstanding Menlo shares as of the closing. If both results of the Phase 3 trials were positive, each CSR would automatically be terminated, and its holder would not be entitled to any additional shares of Menlo. The CSRs were not transferable and are payable only to the holders of Foamix shares at the closing of the merger.

If you were a shareholder of Foamix at the time of the closing, you will automatically receive for each Foamix share you held at the closing, an additional 1.2082 shares of Menlo common stock through your bank or broker plus cash in lieu of fractional shares and there is no need to take any further action. If you did not hold Foamix shares at the closing, you will not receive the additional merger consideration.

CSR and Exchange Agent

Shareholders with questions about their shares can contact our CSR and Exchange Agent, American Stock Transfer & Trust Company, LLC at (877) 248-6417.

About Studies MTI-105 and MTI-106

Studies MTI-105 and MTI-106 were identical Phase 3 multicenter, placebo-controlled double-blind clinical trials that enrolled patients with PN who experienced pruritus for at least six months prior to enrollment where the underlying cause for the pruritus was directly associated with PN. All patients reported a WI-NRS score of 7 or higher at screening and a minimum weekly average WI-NRS of 6.5 for each of two weeks prior to randomization. These trials compared treatment with serlopitant 5 mg orally once daily versus placebo for 10 weeks, with an additional post-treatment safety assessment period. For more information, refer to ClinicalTrials.gov Identifiers: NCT03546816 and NCT03677401.

Conference call details

There will be a conference call and webcast, at 8:30 a.m. Eastern Time today April 6th to discuss the top line Phase 3 results and provide a corporate update.

Toll free:	877-407-0784
International:	201-689-8560
Conference ID:	13701710

Webcast:	http://public.viavid.com/index.php?id=139032

About AMZEEQ™

Indication

AMZEEQ is a topical form of the antibiotic minocycline for the treatment of pimples and red bumps (non-nodular inflammatory lesions) that happen with moderate to severe acne in adults and children 9 years of age and older. AMZEEQ is available by prescription only.

AMZEEQ should not be used for the treatment of infections. It is not known if AMZEEQ is safe and effective in children under 9 years of age. AMZEEQ is for use on skin only (topical use). AMZEEQ is not for use in the mouth, eyes or vagina.

Important Safety Information

•	AMZEEQ should not be used in people who are allergic to AMZEEQ or any tetracycline medicine. Use of AMZEEQ should be stopped right away if a rash or other allergic symptom occurs.
•	AMZEEQ should not be used in women who are pregnant, may become pregnant or are nursing. If a woman becomes pregnant while using AMZEEQ, she should talk to her doctor. Tetracycline medicine when taken by mouth during pregnancy, infancy and/or childhood up to the age of 8 years may permanently discolor teeth (yellow-gray-brown) and may slow the growth of bones.
•	AMZEEQ is flammable and fire, flame, and smoking must be avoided when applying and right after applying AMZEEQ.
•	People should protect their skin from the sun while using AMZEEQ and avoid sunlight or artificial sunlight such as sunlamps or tanning beds. Use of AMZEEQ should be stopped if skin is sunburned.
•	When taken by mouth, minocycline may cause feelings of lightheadedness, dizziness or spinning. People should not drive or operate dangerous machinery if they have these symptoms.

AMZEEQ is a topical foam that contains minocycline, a tetracycline medicine. It is not taken by mouth. However, tetracyclines, when taken by mouth (capsules or tablets), may cause serious side effects, including: diarrhea, including watery or bloody stools; loss of appetite; tiredness; yellowing of the skin or eyes; bleeding more easily than normal; confusion; sleepiness; vision changes, including blurred vision, double vision, or permanent vision loss; unusual headaches; fever; rash; joint pain; body weakness; discoloration or darkening of the skin, scars, teeth, or gums. People should call their doctor right away if these side effects occur.

The most common side effect of AMZEEQ is headache.

These are not all of the possible side effects with AMZEEQ. People should contact their doctor for medical advice about side effects and be sure to tell their doctor about all of their medical conditions and medicines they take before using AMZEEQ.

People are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Please see full Prescribing Information.

About Menlo Therapeutics

Menlo Therapeutics Inc. recently combined with Foamix Pharmaceuticals Ltd. (“Foamix”) to form a different type of biopharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond. Foamix is now a wholly-owned subsidiary of Menlo.

With expertise in topical medicine innovation as a springboard, the Company is working to develop and commercialize a variety of solutions using its proprietary Molecule Stabilizing Technology (MST™), and has received FDA approval for the world’s first topical minocycline, AMZEEQ™ (minocycline) topical foam, 4%.

For more information about Menlo or its investigational products, visit www.menlotherapeutics.com. Menlo may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Menlo’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development and commercialization of Menlo’s products and product candidates and other statements regarding the future expectations, plans and prospects of Menlo. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on Menlo’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, any adverse effects related to the global COVID-19 pandemic; the achievement of certain expected cost synergies; the outcome of any legal proceedings related to the merger; the outcome and cost of clinical trials for current and future product candidates; determination by the FDA that results from our clinical trials are not sufficient to support registration or marketing approval of product candidates; adverse events associated with the commercialization of AMZEEQ™; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ™ or any other products or product candidates that Menlo may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ™ prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ™ or any of Menlo’s other product or product candidates; risks that Menlo’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of Menlo’s patents may be held to be narrowed, invalid or unenforceable or one or more of Menlo’s patent applications may not be granted and potential competitors may also seek to design around Menlo’s granted patents or patent applications; additional competition in the acne and dermatology markets; inability to raise additional capital on favorable terms or at all; Menlo’s ability to recruit and retain key employees; and Menlo’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Menlo’s actual results to differ from those contained in the forward-looking statements, see the sections titled “Risk Factors” in (i) Menlo’s most recent annual report on Form 10-K, (ii) Foamix’s most recent annual report on Form 10-K and (iii) Menlo’s definitive joint proxy statement/prospectus filed with the U.S. Securities and Exchange Commission under Rule 424(b)(3) on January 7, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Menlo’s subsequent filings with the U.S. Securities and Exchange Commission. Although Menlo believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and Menlo undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Media Relations:
Bridgette Potratz

Zeno Group

312-755-5462, x5516

bridgette.potratz@zenogroup.com

Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com